Exhibit 10.37

ASSET PURCHASE AGREEMENT

dated August 6, 2008

between

Shentel Cable Company,

Rapid Communications LLC

and

Rapid Acquisition Co., LLC

1. Certain Definitions.	1
2. Purchase and Sale	9
2.1 Covenant of Purchase and Sale 9
2.2 Excluded Assets 10
2.3 Assumed Liabilities 11
2.4 Consideration 11
2.5 Adjustments to Purchase Price 12
2.6 Determination of Adjustments	12
2.7 Allocation of Purchase Price 13
3. Buyer’s Representations and Warranties	15
3.1 Organization of Buyer 15
3.2 Authority 15
3.3 No Conflict; Required Consents 15
4. Seller’s Representations and Warranties	15
4.1 Organization and Qualification of Seller 15
4.2 Authority 15
4.3 No Conflict; Required Consents 16
4.4 Assets; Title 16
4.5 Real Property 16

4.6 Acquired Contracts 17

4.7 Employee Benefit and Employment Matters 18

4.8 Litigation 19

4.9 System Information 19

4.10 System Financial Information and Reports 19

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4.11 Governmental Permits; Compliance with Legal Requirements
20
4.12 Patents, Trademarks and Copyrights 21

4.13 Accounts Receivable 22

4.14 Title to Assets; Sufficiency 22

4.15 Insurance Policies 22

4.16 Financial Statements 23

4.17 Taxes 23

4.18 Absence of Certain Changes 23

4.19 Environmental, Health and Safety Matters 23

4.20 No Other Warranties 24

5. Covenants	24
5.1 Certain Affirmative Covenants of Seller
24
5.2 Certain Negative Covenants of Seller 26

5.3 Required Consents 27

5.4 No Shopping 27

5.5 Updated Schedules 28

5.6 Confidentiality 28

5.7 Employee Matters 29

5.8 Title Insurance Commitments 30

5.9 Use of Names and Logos 30

5.10 Cooperation as to Subscriber Reimbursements 30

5.11 Bulk Sales 31

5.12 Tax Matters 31

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5.13 Non-Compete; Non-Solicitation 31

5.14 Shared Contracts 32

5.15 Access and Information 32

5.16 Environmental 33

5.17 Estoppel Certificates 33

5.18 Digital Upgrade Cooperation 33

5.19 Transition Planning 33

6. Conditions Precedent	33
6.1 Conditions to Buyer’s Obligations 33

6.2 Conditions to Seller’s Obligations 35

7. Closing	36
7.1 Closing; Time and Place 36

7.2 Seller’s Obligations 36

7.3 Buyer’s Obligations 37

8. Certain Post-Closing Matters and Covenants	38
8.1 Lack of Consent for Transfer of Franchises 38

9. Termination and Default	38
9.1 Termination Events 38

9.2 Effect of Termination 39

10. Indemnification	40
10.1 Indemnification by Seller 40

10.2 Indemnification by Buyer 40

10.3 Procedure for Indemnified Third Party Claim 40

10.4 Survival 41

10.5 Determination of Indemnification Amounts and Related Matters 41

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10.6 Materiality 41

10.7 Escrow Amount 41

11. Miscellaneous Provisions	42
11.1 Expenses 42

11.2 Brokerage 42

11.3 Waivers 42

11.4 Notices 42

11.5 Entire Agreement; Amendments 43

11.6 Binding Effect; Benefits 43

11.7 Headings, Schedules, and Exhibits 43

11.8 Facsimile Signature; Counterparts 44

11.9 Governing Law 44

11.10 Dispute Resolution 44

11.11 WAIVER OF TRIAL BY JURY 45

11.12 Severability 46

11.13 Third Parties; Joint Ventures 46

11.14 Construction 46

11.15 Specific Performance
46
11.16 Disclaimer of Warranties
46

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of August 6, 2008, by and among Rapid Communications LLC, a Colorado limited liability company (“RCL”), Rapid Acquisition Co., LLC, a Delaware limited liability company (“RAC” and, together with RCL, “Seller”), and Shentel Cable Company, a Virginia corporation (“Buyer”).

Recitals

Seller is in the business of providing cable television service (the “Business”) through cable television systems to subscribers in and around the areas set forth on Exhibit A attached hereto (each a “System” and collectively the “Systems”). Seller desires to sell and Buyer desires to purchase substantially all of the assets of Seller used or useful in connection with the business and operations of the Systems.

Agreements

In consideration of the mutual covenants and promises set forth herein, Buyer and Seller agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

“Active Customer” means a subscriber of the applicable service from Seller but excluding (i) any subscriber who is more than two billing periods (which two billing periods constitute no more than 60 days of service) past due in the payment of any amount in excess of $10, (ii) any subscriber who has not paid at least one full month’s payment for the applicable service, (iii) any subscriber whose service is pending disconnection for any reason, and (iv) any subscriber who was obtained since April 1, 2008 through marketing or promotional programs not consistent with the past practice of the Business. Notwithstanding the foregoing, “Active Customer” shall not include any subscriber who (A) would be more than two billing periods past due but for the issuance of credits, (B) has received a promotional discount in excess of 25% of the monthly service fee, unless such subscriber has paid two or more bills following the date such credit was used in full or the promotional discount ended or (C) any subscriber whose premises are located in Boone County, West Virginia or Clay County, West Virginia.

“Acquired Contracts” means all Contracts, other than Governmental Permits, that pertain to the ownership, operation and maintenance of the Assets or the Business, or are used or held for use in the Business.

“Adjustment Time” means 11:59 p.m. on the Closing Date.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Assets” has the meaning given in Section 2.1.

“Assumed Liabilities” means (i) Seller’s obligations to subscribers of the Business for (A) subscriber deposits held by Seller as of Closing, which are refundable, to the extent Buyer receives credit therefor under Section 2.5; (B) subscriber advance payments held by Seller as of Closing, to the extent Buyer receives credit therefor under Section 2.5; and (C) the delivery of cable television service to the subscribers of the Business after Closing; (ii) all accrued liabilities of the Business for which Buyer receives a credit under Section 2.5, and (iii) those obligations and liabilities attributable to periods after Closing under the Acquired Contracts (other than the Contracts that are Excluded Assets) and Governmental Permits; (iv) other obligations and liabilities of Seller only to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to Section 2.5; and (v) all obligations and liabilities arising out of Buyer’s ownership of the Assets or operation of the Business after Closing (other than any Seller Environmental Liabilities).

“Audited Financial Statements” has the meaning given in Section 4.16.

“Automatic Outside Date” has the meaning given in Section 9.1(d).

“Basic Services” means cable television programming sold to subscribers as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee, but not including Pay TV.

“Basic Subscribers” means, as of any date and for each System, all Active Customers subscribing to Basic Services.

“Basket Amount” has the meaning given in Section 10.5.

“Business” has the meaning given in the Recitals.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

“Cap” has the meaning given in Section 10.5.

“Closing” has the meaning given in Section 7.1.

“Closing Cash Payment” has the meaning given in Section 2.4(b).

“Closing Date” means the date on which Closing occurs.

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“COBRA Obligations” has the meaning given in Section 5.7(e).

“Communications Act” means the Communications Act of 1934, as amended, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the FCC rules and regulations promulgated thereunder, all in effect from time to time.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, purchase order, subscription, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement, other than Governmental Permits.

“Copyright Act” means the 1976 Copyright Act, as amended, and the rules and regulations promulgated thereunder, all in effect from time to time.

“Digital Services” means an optional tier of digital programming services offered as a package by the Systems to their customers.

“Earnest Money Deposit” has the meaning given in Section 2.4(a).

“Encumbrance” means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract, or otherwise.

“Environmental Laws” means all applicable federal, state, local statutes, regulations, ordinances, codes, or decrees (including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act, and any similar state statutes) relating to the protection of human health, natural resources or the environment (including the quality of the ambient air, soil, surface water or groundwater).

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equipment” means all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, line extenders, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber’s devices (including converters, encoders, transformers behind television sets and fittings) and any other distribution equipment, headend hardware (including origination equipment, earth stations, modulators, processors, receivers, character generators, insertion equipment and transmission equipment), test equipment, meters, lashers, TDRs, vehicles, trailers and other tangible personal property owned, leased, used or held for use primarily in connection with the Business.

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“Equivalent Basic Units” or “EBUs” means, as of any date and for any System, all Active Customers who subscribe to either Basic Services or Expanded Basic Services, without duplication, of such System who are billed for such service, as the case may be, either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, that the number of subscribers in a multi-unit dwelling or commercial establishment (each, a “Building”) that obtain service on a “bulk-rate” basis will be determined by dividing the gross bulk-rate billings for both Basic Services and Expanded Basic Services, without duplication, (but, in each case, excluding billings from a la carte tiers, Digital Services or Pay TV, installation or other non-recurring charges, converter rental or new product tiers or from any outlet or connection other than such customer’s first, or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such Building during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month’s charge) by the retail rate charged during the billing period to individual households in the applicable service area for Basic Services or combined Basic Services and Expanded Basic Services, according to the level of service provided to a particular Building, from such System as of the most recent billing period (but, in each case, excluding a la carte tiers, Digital Services or Pay TV, installation or other non-recurring charges, converter rental or new product tiers or from any outlet or connection other than the first, or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like). For example, if the gross bulk-rate billings for both Basic Services and Expanded Basic Service (with the exclusions described above) for a multi-unit dwelling for a billing period are $250 and the retail rate charged during that billing period to individual households (with the exclusions described above) is $50, then that multi-dwelling unit will have five (5) EBUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

“Escrow Agent” has the meaning given in Section 2.4(c).

“Escrow Agreement” has the meaning given in Section 2.4(c).

“Escrow Amount” has the meaning given in Section 2.4(c).

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Liabilities” has the meaning given in Section 2.8.

“Expanded Basic Services” means an optional tier of video services offered by a System to its customers other than Basic Services, a la carte tiers, premium services, digital video services, pay-per-view television, and Internet.

“FCC” means the United States Federal Communications Commission, or any successor entity thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied in the opinions and pronouncements of the Accounting

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Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financing Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

“Governmental Permits” means all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights that are obtained from any Governmental Authority.

“Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, or defined pursuant to, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) including electromagnetic fields, PCBs, mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“High Speed Internet Services” means high-speed data services offered by the Systems.

“Hired Employees” has the meaning given in Section 5.7(d).

“Homes Passed” shall mean (i) residential dwelling units, and (ii) multi-unit dwellings to which Seller has the right to provide service, in each case, at a location no greater than 200 feet from the applicable System’s closest existing distribution cable, and any such dwellings which are at a location greater than 200 feet from the applicable System’s closest existing distribution cable but which are premises of Seller’s subscribers; provided, however, that (A) unoccupied residential lots shall not be included in the calculation of Homes Passed, and (B) no dwelling units (whether or not such premises are Seller’s subscribers) located in Boone County, West Virginia or Clay County, West Virginia shall be included in the calculation of Homes Passed. In calculating “Homes Passed,” each unit in a multi-unit dwelling shall count as one Home Passed.

“HSI Subscribers” means, as of any date and for each System, all Active Customers subscribing to, at a minimum, the lowest level of High Speed Internet Services of such System.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, indentures, credit or loan Contracts or other similar instruments; (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (iv) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and (v) all guarantees of such Person in respect of any of the foregoing.

“Intangibles” means all intangible assets, including subscriber lists, accounts receivable, patents, copyrights and goodwill, if any, that are owned, used or held for use in the Business.

“Judgment” means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“knowledge” of any Person of or with respect to any matter means that such Person (if a natural person) or any of the officers, directors, and senior managers of such Person (if not a natural Person) has knowledge, or, after reasonable inquiry of the relevant Person with direct responsibility for the particular subject matter for which the Company is deemed to have “knowledge” would have had knowledge, of such matter.

“Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including Judgments.

“Liability” means any liability, obligation, debt, loss, damage, adverse claim, fine or penalty (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and reasonable expenses of legal counsel, experts and consultants and costs of investigation).

“Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

“Losses” means any claims, losses, liabilities, damages, Encumbrances, penalties, costs, and expenses, including interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any

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Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

“Management Agreement” has the meaning given in Section 8.1.

“Management Period” has the meaning given in Section 8.1.

“Material Adverse Effect” means (i) any event, change, circumstance or effect that is materially adverse to the business, operations, financial condition or results of operations of the Business, taken as a whole, (ii) a material adverse effect on the value of the Assets or the Business or a material increase in the amount of Assumed Liabilities or (iii) a material adverse effect in the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement; provided, however, that in no event shall any of the following be taken into account in the determination of whether a Material Adverse Effect has occurred: (A) any change in any Legal Requirement or GAAP, except to the extent such change disproportionately affects (relative to other participants in the industry in which Seller operates) the Business; or (B) any change resulting from conditions affecting any of the industries in which Seller operates or from changes in general business, financial, political, capital market or economic conditions, except to the extent such change disproportionately affects (relative to other participants in the industry in which Seller operates) the Business.

“Non-AutoCAD Homes Passed” means those Homes Passed that are not reflected on AutoCAD drawings and schematics previously provided by Seller to Buyer.

“Outside Closing Date” has the meaning given in Section 9.1(c).

“Pay TV” means premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services.

“PCBs” are polychlorinated biphenyls.

“Permitted Encumbrances” means the following Encumbrances: (i) liens for taxes, assessments and governmental charges not yet due and payable; (ii) zoning laws and ordinances and similar Legal Requirements relating to the Real Property which do not individually or in the aggregate interfere with the right or ability to own, use or operate the Real Property or to convey good, marketable and indefeasible title to such Real Property; (iii) rights reserved to any Governmental Authority to regulate the affected property; (iv) in the case of any leased Asset, (A) the rights of any lessor and (B) any Encumbrance granted by any lessor of such leased Asset; (v) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) in the case of owned Real Property and other Real Property interests except leased Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use or operate the Real Property or to convey good, marketable and indefeasible title to such Real Property; (vii) any Encumbrance (other than an Encumbrance securing a monetary

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obligation), including, with respect to Real Property, discrepancies and conflicts in boundary lines, shortages in area, encroachments, and any fact which a correct survey and inspection of the property would disclose, that does not individually or in the aggregate interfere with the continued use of the Assets subject thereto in the operation of the Business as currently being used, and which does not materially impair the value of the property subject thereto; (viii) those Encumbrances disclosed on Schedule 4.4 and (ix) items appearing in the Title Commitment or shown on the Survey and, in either case, not objected to by Buyer or waived or deemed waived by Buyer in accordance with the terms of Section 5.8 hereof.

“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

“Personal Property” means all of Seller’s right, title and interest, if any, in and to all tangible personal property at the Real Property, including, without limitation, appliances, furniture, furnishings, equipment, carpeting, draperies and curtains, tools and supplies, decorations, vehicles and other items of personal property located on or used solely in connection with the operation of the Real Property, but specifically excluding those items identified on Exhibit B attached hereto and made a part hereof.

“Phase I Reports” has the meaning given in Section 5.16.

“Purchase Price” has the meaning given in Section 2.4.

“Real Property” means all Assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, but not including any Excluded Assets.

“Receivables” means the accounts receivable, notes receivable and other receivables of the Business, as of the close of business on the Closing Date.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Replacement Contract” has the meaning given in Section 5.14.

“Required Consents” means all franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Acquired Contracts or otherwise for (i) Seller to transfer the Business or any of the Assets to Buyer, (ii) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on and after the Closing Date, and (iii) Buyer to assume and perform the Governmental Permits and the Acquired Contracts, all of which are set forth on Schedule 4.3.

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“Revenue Generating Units” or “RGUs” means the sum of EBUs and HSI Subscribers.

“Seller Environmental Liabilities” means Liabilities under Environmental Laws arising from facts, circumstances or conditions existing, initiated or occurring prior to the Closing Date, whether asserted or incurred before or after the Closing Date.

“Shared Contracts” has the meaning given in Section 2.2.

“System” or “Systems” has the meaning given in the Recitals.

“System Financial Information and Reports” has the meaning given in Section 4.10.

“System Shared Contract” has the meaning given in Section 5.14.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority or quasi-Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

“Title Commitments” has the meaning given in Section 5.8.

“Title Company” has the meaning given in Section 5.8.

“Title Defect” has the meaning given in Section 5.8.

“Title Policies” means the irrevocable written commitment of the Title Company to deliver to Buyer ALTA Form B (1970 Rev.) owner’s policies of title insurance, insuring Buyer’s fee or leasehold title, as applicable, in each parcel of the Real Property, and endorsed to delete or modify to the satisfaction of Buyer the standard printed exceptions, and to delete or insure over by endorsement any Title Defects, all premiums and charges for which shall have been paid by Buyer.

“Transaction Documents” means all instruments and documents executed and delivered by Buyer or Seller or any officer, director, or Affiliate of any of them in connection with this Agreement or the transactions contemplated hereby.

“Transfer Taxes” has the meaning given in Section 5.12(a).

2.	Purchase and Sale.

2.1       Covenant of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, for the Purchase Price, all of Seller’s right, title and interest in

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the Systems and all of Seller’s real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, wheresoever situated or located, used, useful or held for use in connection with the conduct of the Business or operation of the Systems (other than the Excluded Assets), including the following (collectively, the “Assets”), free and clear of all Encumbrances except Permitted Encumbrances:

(a)       all Personal Property relating to the Systems, including the Equipment;

(b)	the Real Property relating to the Systems;
(c)	all of the franchises owned by Seller and located in the Systems;
(d)	the Acquired Contracts;
(e)	the Receivables;

(f)        all of Seller’s intellectual property and proprietary information, technical information and data, machinery and equipment warranties, maps, computer disks and tapes, plans, diagrams, blueprints and schematics relating to the Systems, including filings with the FCC;

(g)       all of Seller’s training materials, manuals, technical documents and other information relating to the Systems;

(h)       all of Seller’s customer records, personnel records, financial records, other records of every kind, books, documents, files, accounts receivable information and credit history and customer lists relating to, used or held for use by Seller in conducting the business of the Systems, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed the statute of limitations for any claims related to the same; provided, that, Seller shall have the right to retain a copy of such books and records in accordance with its standard record retention policies; provided, however, that Buyer shall have no obligation to maintain or preserve any such books and records for any period longer than the period that Seller would have been required to maintain and preserve such books and records under applicable Legal Requirements had the transactions hereunder not been consummated; and

(i)	the Intangibles.

2.2       Excluded Assets. Notwithstanding the provisions of Section 2.1, the Assets shall not include any of the following (the “Excluded Assets”), all rights, titles and interests which are retained by Seller: (i) Contracts for programming and other content (including cable guides) and Contracts to which other cable systems of Seller are subject (including retransmission consent Contracts, master advertising sales Contracts, master pole attachment Contracts, master tower lease Contracts, and master multiple dwelling unit Contracts (but not any subordinate tower lease or multiple dwelling unit System Contracts that incorporate the terms of such master Contracts by reference)) other than any such Contracts (or interests therein) disclosed on Schedule 4.6 (the “Shared Contracts”); (ii) insurance policies and rights and claims thereunder; (iii) bonds, letters of credit, surety instruments, and other similar items; (iv) cash and cash equivalents; (v) subject

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to Section 5.9, Seller’s trademarks, trade names, service marks, service names, logos, and similar proprietary rights; (vi) customer billing Contracts and related equipment, if not owned by Seller; (vii) assets, rights and properties of Seller used or held for use other than in connection with the Business, unless described as an Asset on a Schedule to this Agreement; (viii) Seller’s rights under any Contract governing or evidencing an obligation of Seller for borrowed money; (ix) all claims with respect to the Business for the period prior to Closing (including claims for refunds or Taxes); (x) Seller’s Tax, corporate, personnel and financial records that are not primarily related to the operation of the Systems; (xi) advertising insertion equipment and advertising sales agency or representation Contracts providing any Person the right to sell available advertising time for a System; (xii) construction and installation agreements; (xiii) intercompany Receivables; (xiv) all items of tangible personal property consumed or disposed of in the ordinary course of business between the date of this Agreement and the Closing Date; (xv) the employee benefit plans and arrangements of Seller and any and all assets associated therewith; and (xvi) the rights, assets, and properties described on Schedule 2.2.

2.3       Assumed Liabilities. After Closing, Buyer shall assume, pay, discharge, and perform the Assumed Liabilities. Except only for Assumed Liabilities, Buyer does not assume, and shall not have any responsibility for, any liabilities or obligations of Seller, including liabilities or obligations associated with Excluded Assets.

2.4       Consideration. Buyer shall pay to Seller total consideration of $16,116,275, subject to adjustment as provided in Sections 2.5 and 2.6 (as adjusted, the “Purchase Price”), as follows:

(a)       Concurrently with its execution of this Agreement, Buyer shall deposit the sum of Five Hundred Thousand Dollars ($500,000) (the “Earnest Money Deposit”), by wire transfer of immediately available funds in an interest-bearing account with SunTrust Bank (the “Deposit Escrow Agent”), to be held by the Deposit Escrow Agent in accordance with the terms and conditions of the Deposit Escrow Agreement dated as of the date hereof by and among Buyer, Seller and the Deposit Escrow Agent (the Earnest Money Deposit, together with any interest or earnings thereon, the “Deposit Escrow Fund”). At Closing, the entire Deposit Escrow Fund shall be released to Seller and applied to the Purchase Price. If this Agreement is terminated without Closing occurring, the Earnest Money Deposit shall be released to Seller or released to Buyer, as provided in Section 9.2.

(b)       At Closing, Buyer shall pay to Seller the Purchase Price, adjusted in accordance with the Preliminary Adjustments Report less the aggregate amountof the Deposit Escrow Fund less the Escrow Amount (the “Closing Cash Payment”) by wire transfer of immediately available funds to an account designated by Seller.

(c)       At Closing, Buyer shall pay One Million Six Hundred Fifty Thousand Dollars ($1,650,000) (the “Escrow Amount”) by wire transfer of immediately available funds to SunTrust Bank, as escrow agent (the “Escrow Agent”), to be held pursuant to and in accordance with the indemnity escrow agreement in substantially the form attached hereto as Exhibit 2.4(c) among Buyer, Seller and Escrow Agent (the “Escrow Agreement”).

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2.5	Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a)       (i)        If the Business has fewer than 18,741 RGUs as of the Closing Date, the Purchase Price shall be decreased by an amount equal to $644.96 multiplied by the difference between (A) 18,741 and (B) the number of RGUs as of the Closing Date; and

(ii)       if the Business has fewer than 50,105 Homes Passed as of the Closing Date, the Purchase Price shall be decreased by an amount equal to $78.80 multiplied by the difference between (A) 51,128 and (B) the number of Homes Passed as of the Closing Date.

(b)       The Purchase Price shall be adjusted on a pro rata basis as of the Adjustment Time for all prepaid expenses (to the extent such prepayments may accrue to Buyer’s benefit), accrued expenses (including real and personal property Taxes and copyright royalties), prepaid income, and advertising Receivables and accounts Receivable of active subscribers (as set forth in Section 2.5(e)), all as determined in accordance with GAAP, and to reflect the principle that (as between Seller and Buyer) all expenses and income attributable to the Business for the period prior to the Adjustment Time are for the account of Seller, and all expenses and income attributable to the Business for the period after the Adjustment Time are for the account of Buyer.

(c)       There shall be retained by Seller and credited to the account of Buyer advance payments to, or funds of third parties on deposit with, Seller as of the Adjustment Time and relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales.

(d)       There shall be credited to the account of Seller and become the property of Buyer (but only to the extent that Buyer is entitled to the benefit or value thereof after Closing), deposits relating to the Business that are held by third parties as of the Adjustment Time for the account of Seller or as security for Seller’s performance of its obligations (other than with respect to Excluded Assets and any other deposits the full benefit of which shall not be available to Buyer following the Adjustment Time), including deposits on leases and deposits for utilities.

(e)       Seller shall be entitled to a credit in the amount of 95%of the face amount of the Systems’ accounts receivable as of the Closing Date that are sixty (60) days or less past due as of the Closing Date.

2.6       Determination of Adjustments. Preliminary and final adjustments to the Purchase Price shall be determined as follows:

(a)       No later than fifteen (15) days prior to Closing, Seller shall deliver to Buyer a report in a form reasonably satisfactory to Buyer (the “Preliminary Adjustments Report”), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 2.5, which are calculated as of the Closing Date, and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The net adjustment shown in the Preliminary Adjustments Report shall be reflected as an adjustment to the Purchase Price payable at Closing.

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(b)       (i)        Within sixty (60) days after Closing, Buyer shall deliver to Seller a report (the “Final Adjustments Report”), certified as to completeness and accuracy by Buyer, showing in detail the final determination of all adjustments to the Purchase Price that were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments described in the Final Adjustments Report. Seller shall notify Buyer of any objections that Seller may have to the Final Adjustments Report within twenty-five(25) business days after receipt of the Final Adjustments Report. If Seller does not notify Buyer in writing of any objections to the Final Adjustments Report prior to the end of such twenty-five (25) business day period, Seller shall be deemed to have approved the Final Adjustments Report for purposes of the adjustment to be made pursuant to this Section 2.6(b). If Seller notifies Buyer in writing of any objections to the Final Adjustments Report prior to the end of such twenty-five (25) business day period, Buyer and Seller shall attempt to resolve the differences between the parties in good faith for a period of fifteen (15) days after the date of Buyer’s receipt of such notice of objections. If Seller and Buyer resolve such differences within such period, the determination of the parties shall be conclusive and binding on the parties. If any such differences cannot be resolved within such fifteen (15) day period, the disputed items shall be referred promptly to a mutually satisfactory independent certified public accounting firm of national reputation which has not been retained by Seller or Buyer during the one (1) year period preceding the date of such referral, or other expert as is mutually agreed to by Seller and Buyer, and which has agreed to meet the time deadlines imposed herein. The determination of such firm with respect to such disputed items shall be made within thirty (30) days after the date of its appointment and shall be conclusive and binding on Seller and Buyer. Such firm or expert shall make such determination in accordance with the relevant provisions of this Agreement and shall not award an amount more favorable to Buyer than the corresponding amounts claimed by Buyer on its Final Adjustments Report or more favorable to Seller than the corresponding amounts claimed by Seller in its notice of dispute. Seller and Buyer shall each pay one-half of the fees of such firm or expert.

(ii)       (A)      If the final adjustments result in an increase to the Purchase Price, then Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount of such increase; or

(B)      if the final adjustments result in a decrease to the Purchase Price, then Seller shall pay to Buyer, by wire transfer of immediately available funds, the amount of such decrease.

2.7       Allocation of Purchase Price. Buyer and Seller will use their commercially reasonable efforts to agree on an allocation of the Purchase Price (excluding transaction costs incurred by each of them) within one hundred eighty (180) days after the Closing. Upon such agreement, each of Buyer and Seller will complete Form 8594, Asset Acquisition Statement of Allocation, consistent with such mutually agreed allocation and each will file a copy of such form with its federal income tax return for the applicable tax year, and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation. Buyer and Seller further agree not to take any position inconsistent with such mutually agreed allocation for any tax purpose. If, after good-faith efforts, Buyer and Seller are unable to agree upon an allocation within one hundred

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eighty (180) days after the Closing, then each party will be free to report its own position to the Internal Revenue Service and other taxing authorities. Each of Buyer and Seller shall provide the other party with such information as may reasonably be requested by such other party in connection with the preparation of any tax return, tax audit or tax judicial proceeding that relates to the Business.

2.8       Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.3, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform, and Seller shall continue to be responsible for, any and all liabilities and obligations of Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including all Liabilities:

(a)       relating to, resulting from, or arising out of the conduct of the Business prior to the Closing, including any obligation of Seller for the payments of wages, benefits or earned vacation to employees;

(b)       for any and all Indebtedness relating to the Business that exists on the Closing Date;

(c)       relating to, resulting from, or arising out of claims based on violations of Legal Requirements prior to the Closing;

(d)       arising from any Litigation relating to any act or omission occurring on or prior to the Closing;

(e)	pertaining to any Excluded Asset;

(f)        under or relating to any employee benefit plan (as defined in ERISA), including any liability to make any payment or payments to any Person thereunder as a result of the transactions contemplated hereby (including any employee severance or similar liability), whether or not such liability arises prior to, on or following the Closing Date;

(g)       arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller;

(h)       with the exception of Taxes allocated to Buyer pursuant to Section 2.5(b) and Section 5.12, any and all liabilities for (i) Taxes of Seller, (ii) Taxes that relate to the Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(i)        interest and penalties related to any payment obligations to third parties assumed by Buyer for which payment was delinquent at the date of Closing; and

(j)	that are Seller Environmental Liabilities.

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3.         Buyer’s Representations and Warranties. Buyer represents and warrants to Seller, as of the date of this Agreement and as of Closing, as follows:

3.1       Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

3.2       Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.3       No Conflict; Required Consents. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party do not and will not: (i) conflict with or violate any provision of the charter or bylaws of Buyer; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under, accelerate, or permit the acceleration of the performance required by, any Contract or Encumbrance to which Buyer is a party or by which Buyer or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

4.         Seller’s Representations and Warranties. Seller represents and warrants to Buyer, as of the date of this Agreement and as of Closing, as follows:

4.1       Organization and Qualification of Seller. RCL is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado and RAC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Seller is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

4.2       Authority. Seller has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The

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execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.3       No Conflict; Required Consents. Except as described on Schedule 4.3, the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party do not and will not: (i) conflict with or violate any provision of the Articles of Organization or Operating Agreement of Seller; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under, accelerate, or permit the acceleration of the performance required by, any Contract or Encumbrance to which Seller is a party or by which Seller or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any Encumbrance against or upon any of the Assets; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

4.4       Assets; Title. Seller has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets. The Assets are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in, or generally applicable to, the Governmental Permits, and (c) Encumbrances disclosed on Schedule 4.4 which will be removed and released at Closing. The Assets include sufficient inventory and spare parts to operate the Business for thirty (30) days.

4.5	Real Property.

(a)       Interests. All of the Assets consisting of Real Property are described on Schedule 4.5.

(b)       Leases. To Seller’s knowledge and except as set forth on Schedule 4.5, there are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than the leases set forth on Schedule 4.5 (and such schedule is accurate in all material respects and lists all leases currently affecting the Real Property or any portion thereof). True and complete copies of each of the leases set forth on Schedule 4.5 have been delivered to Buyer. To Seller’s knowledge, each of the leases is in full force and effect and no party is in default under any lease in any material respect.

(c)       No Violations. There is not now pending any action, suit or proceeding before any court or governmental agency or body against the Seller that would prevent Seller from performing its obligations under this Agreement. To Seller’s knowledge, Seller has not received, prior to the date hereof, any written notification from any governmental or public authority that the Real Property or any portion thereof is in violation of any applicable fire,

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health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a Material Adverse Effect on the use of the Real Property as currently owned and operated.

(d)       Condemnation. No condemnation, eminent domain or similar proceedings are pending or, to Seller’s knowledge, threatened, with regard to the Real Property.

(e)       No Assessments. Seller has not received any notice of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Real Property or any portion thereof.

4.6	Acquired Contracts.

(a)       Except for the Acquired Contracts described on Schedule 4.6, and (1) subscription agreements for cable services provided to residential customers in the ordinary course of business (excluding multiple dwelling unit and commercial accounts), (2) Contracts included in the Excluded Assets, and (3) Governmental Permits, Seller is not bound or affected by any of the following that relate to the Business: (i) leases of real or personal property (whether as lessor or lessee); (ii) programming Contracts; (iii) retransmission consent agreements; (iv) Contracts relating to the sale of advertising on any System; (v) Contracts granting Seller any right to attach or place any Equipment to poles or within conduits, crossings or rights-of-way, or similar Contracts; (vi) Contracts granting any Person an Encumbrance on or against any of the Assets; (vii) Contracts of employment, or Contracts with consultants or independent contractors; (viii) Contracts pertaining to the use by Seller of any intellectual property or proprietary information of any other Person; (ix) any Contract imposing non-monetary obligations; (x) any Contract requiring payment of greater than $5,000 annually; (xi) any settlement agreements or other Contracts for the licensing of any patents with respect to the Business; or (xii) Contracts other than those described in any other clause of this Section 4.6(a) that are material to the operation of the Business.

(b)       Seller has delivered to Buyer true and complete copies of each of the Acquired Contracts required to be listed in Schedule 4.6, including any amendments thereto (or, in the case of oral Acquired Contracts, true and complete written summaries thereof). Except as described in Schedule 4.6: (i) each of the Acquired Contracts is valid, in full force and effect and constitutes a binding obligation of the Seller party thereto in accordance with the terms thereof and, to the knowledge of Seller, of each of the other parties thereto; and (ii) there has not occurred any breach or default (or event that with notice or the lapse of time, or both, would constitute a breach or default) by Seller nor, to the knowledge of Seller, has there occurred any breach or default (or event that with notice or the lapse of time, or both, would constitute a breach or default) by any Person other than Seller under any material provision of any of the Acquired Contracts.

(c)       Schedule 4.6(c) sets forth all of the retransmission consent agreements of the Business and, with respect to each such agreement, all monetary and other consideration payable by Seller thereunder.

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4.7	Employee Benefit and Employment Matters.

(a)       Schedule 4.7 includes a complete and correct list of names and positions of all employees of Seller engaged primarily in the operation of the Business. Seller has provided to Buyer a complete and correct schedule describing the current hourly wages or monthly salaries and other compensation of each employee described on Schedule 4.7. Seller has complied in all material respects with all Legal Requirements relating to the employment of labor in the Business, including ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes.

(b)       Seller is not a party to any contract with any labor organization applicable to any of the Systems, and Seller has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit with respect to any of the Systems. No union or other collective bargaining unit has been certified as representing any System employees, nor has Seller received any requests from any Person for recognition as a representative of System employees for collective bargaining purposes. To Seller’s knowledge, no System employees are engaged in organizing activity with respect to any labor organization. Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after Closing.

(c)       The Assets are not, and there is no existing factual basis for them to become, subject to a lien imposed under the Code or under Title I or Title IV of ERISA, including liens arising by virtue of Seller being considered to be aggregated with another entity pursuant to Section 414 of the Code (the Seller and any such other entity, the “ERISA Controlled Group”).

(d)       Neither Seller nor any member of the ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) on behalf of any employees.

(e)       Neither Seller nor any member of the ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(15)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

(f)        All of Seller’s employee benefit plans (as defined in ERISA) that are intended to satisfy the requirements of Section 401 of the Code from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) or other transfer to a retirement plan maintained by Buyer have complied with the applicable requirements of the Code.

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4.8       Litigation. Except as described on Schedule 4.8, there is no Litigation pending or, to Seller’s knowledge, threatened, or any Judgment outstanding, involving or affecting any part of the Business or Assets.

4.9	System Information.

(a)       Schedule 4.9 sets forth a true and accurate description of the following information relating to each System by headend and/or franchise, as applicable:

(i)        a description of the Basic Services, Digital Services, High Speed Internet Services and other services (e.g., Expanded Basic Services, Pay TV and a la carte services available from the Systems), and the rates charged by Seller therefor, including all rates, tariffs and other charges for cable television or other services provided by the Systems;

(ii)       the stations and signals carried by the Systems and the channel position of each such signal and station;

(iii)      the cities, towns, villages, boroughs and counties served by the Systems;

(iv)      the approximate total number of miles of cable plant of the Systems;

(v)       the approximate number of Homes Passed and the approximate number of Non-AutoCAD Homes Passed;

(vi)      the bandwidth capacity of the Systems specified in Mhz and the number of channels activated throughout the Systems;

(vii)     the approximate number of Basic Subscribers and Equivalent Basic Units of the Systems; and

(viii)    the Governmental Permits with respect to the Business, which Governmental Permits are, except as set forth on Schedule 4.9, currently in full force and effect, not in default, and valid under all applicable Legal Requirements according to their terms.

(b)       Except as set forth on Schedule 4.9 and other than direct broadcast satellite services providers, to Seller’s knowledge, (i) other than the Systems, there are no other providers of cable television services that have constructed, or publicly announced plans to construct, plant for the provision of cable television services within the service areas of the Systems.

4.10     System Financial Information and Reports. Seller has delivered to Buyer a true and correct copy of its unaudited, internal report showing revenues, recurring charges, direct costs for programming and subscribers for the Systems for the twelve month period ended June 22, 2008, together with (a) the aggregate number of subscribers for each of Basic Services, Digital Services and High Speed Internet Services, and (b) the net monthly connects and

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disconnects for subscribers of Basic Services, Digital Services and High Speed Internet Services on a monthly basis for each month from July 2007 through and including June 2008 (collectively, the “System Financial Information and Reports”). The System Financial Information and Reports (1) were used to account for the operations of the Systems in the preparation of the Audited Financial Statements for the respective periods covered thereby, (2) were prepared on a consistent basis from period to period from the books and records of Seller regularly maintained for the Systems, (3) present fairly in all material respects the results of operations of the Systems as operated by Seller for the respective periods covered thereby, and (4) are consistent, in all material respects, with the Audited Financial Statements.

4.11	Governmental Permits; Compliance with Legal Requirements.

(a)       Schedule 4.11(a) is a true, correct and complete list of all material Governmental Permits of the Business held by Seller, copies of which have been made available Buyer. Such Governmental Permits constitute all material Governmental Permits that are necessary to enable Seller to carry on the Business. All such Governmental Permits are valid, binding and in full force and effect in all material respects, and are not currently subject to any pending or threatened proceeding, application, petition, suit, claim, objection, pleading, or other filing or notification by any Governmental Authority or other Person that questions the Governmental Permits’ validity or continued applicability, or that indicates that they will not be renewed. Except as set forth on Schedule 4.11(a), Seller is in full compliance with all of the terms and requirements of each such Governmental Permit and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Permit. Seller has not received any notice or other communication (in writing) from any Governmental Authority or any Person, and Seller is not aware of any facts or circumstances that might cause it to receive such notice, regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any such Governmental Permit, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Permit. Schedule 4.11(a) identifies with an asterisk each Governmental Permit set forth therein which by its terms cannot be transferred to Buyer at the Closing.

(b)       Except as set forth on Schedule 4.11(b), the ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Business as it is currently conducted, comply in all material respects with all applicable Legal Requirements, including the Communications Act and the Copyright Act. Seller has received no notice claiming a violation by Seller or the Business of any Legal Requirement applicable to the Systems or the Business as it is currently conducted and Seller is not aware of any facts or circumstances that might cause Seller to receive such a notice.

(c)       Seller is permitted under all applicable Governmental Permits and Legal Requirements (including FCC rules, regulations and orders) to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that

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Seller makes available to subscribers of each System and to utilize all carrier frequencies generated by the operation of each System, and is licensed to operate all the facilities required by law to be licensed, except where the failure to have the necessary permit or authorization would not have a material adverse effect on the Business. Seller has delivered to Buyer complete and correct copies of all notices and requests from the FCC or the United States Copyright Office relating to Seller’s operation of the Systems during the period of Seller’s ownership of the Systems and any FCC-licensed or registered facility used in conjunction with Seller’s operation of the Systems that have been received by Seller. No written requests have been received by Seller, during the period of Seller’s ownership of the Systems, from the FCC, the United States Copyright Office or any other Person challenging or questioning the right of Seller’s operation of any System or any FCC-licensed or registered facility used in conjunction with Seller’s operation of any System. Seller has not violated, in any material respect, any Legal Requirements or any duty or obligation with regard to protecting the privacy or other rights of any past or present subscribers of the Systems.

(d)       Except as set forth on Schedule 4.11(d), Seller has submitted to the FCC, and, where applicable, other Governmental Authorities all material filings with respect to the Systems and the Business, including cable television registration statements, current annual reports, aeronautical frequency usage notices, and current cumulative leakage index reports, that are required under the Communications Act. Each System is in material compliance with signal leakage criteria prescribed by the FCC, is in material compliance with the must-carry and retransmission consent provisions of the Communications Act, as well as with all provisions or terms in Seller’s must-carry elections or retransmission consent agreements.

(e)       All necessary United States Federal Aviation Administration approvals have been obtained and all related notifications have been submitted and are effective with respect to the height and location of towers included in the Assets and all FCC antenna structure registrations have been filed with respect to such towers.

(f)        Except as set forth on Schedule 4.11(f), the notice contemplated by Section 626 of the Communications Act has been timely filed with respect to all System franchises included in the Governmental Permits (other than Excluded Franchises) that expire within thirty months following the date of this Agreement.

(g)       Schedule 4.11(g) lists the stations within the Systems that have elected must-carry or retransmission consent status pursuant to the Communications Act. Except as described on Schedule 4.11(g), each station carried by the Systems is carried pursuant to a written retransmission consent agreement, written must-carry election or other written programming agreement, copies of which have been delivered to Buyer.

(h)       All customer bills accurately reflect any assessments in connection with any franchise fees or other fees or assessments levied by any Governmental Authority that may be passed through to subscribers.

4.12     Patents, Trademarks and Copyrights. Seller has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance

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with all applicable rules and regulations of the United States Copyright Office. Seller has delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past twelve months, made or filed pursuant to copyright rules and regulations with respect to the Business. As relates to the Business, except as described on Schedule 4.12, Seller does not possess any patent, patent right, trademark or copyright and is not party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. Except as described on Schedule 4.12, the operation of the Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like. Except as described on Schedule 4.12, Seller has received no correspondence from the United States Copyright Office relating to any statements of account, reports or other filings submitted to the United States Copyright Office.

4.13	Accounts Receivable.

(a)       All of Seller’s existing Receivables relating to the Systems represent valid obligations of customers of Seller arising from bona fide transactions entered into in the ordinary course of business. Schedule 4.13 sets forth Seller’s existing Receivables, together with an aging report for such Receivables.

(b)       Since March 31, 2008, all collection activity and issuance of service credits of Seller with respect to the Receivables has been carried out in the ordinary course of business consistent with past practice.

4.14     Sufficiency of Assets. Other than the Excluded Assets, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, used in the operation of the Business as currently conducted and (b) are sufficient for Buyer to conduct the Business from and after Closing in the ordinary course of business and without interruption, as it has been conducted by Seller and Seller’s Affiliates.

4.15     Insurance Policies. Schedule 4.15 contains a true, correct and complete list of all insurance policies carried by or for the benefit of Seller and covering the Assets or the Business, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. Such insurance policies evidence all of the insurance that Seller is required to carry pursuant to its Contracts and Legal Requirements. Such insurance policies are currently in full force and effect and will remain in full force and effect through their current terms. True, correct and complete copies of all insurance policies of Seller currently in effect have been delivered by Seller to Buyer. No insurance that Seller has ever carried has been canceled nor, to Seller’s knowledge, has any such cancellation been threatened. Seller has never been denied coverage nor, to Seller’s knowledge, has any such denial been threatened. Seller has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 4.15 also describes any self-insurance arrangements affecting Seller.

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4.16     Financial Statements. Schedule 4.16 contains true and complete copies of the audited consolidated balance sheet of Seller at December 31, 2007 and the related audited consolidated statements of results of operations and cash flows of Seller for the year then-ended, accompanied by the reports thereon of Seller’s Auditors (collectively, the “Audited Financial Statements”). The Audited Financial Statements (a) have been prepared based on the books and records of Seller; (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (c) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Seller as at the dates thereof and for the respective periods indicated therein.

4.17     Taxes. Seller has filed all Tax Returns that it was required to file with respect to the Business. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Seller with respect to the Business (whether or not shown on any Tax Return) have been paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets. Seller has withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party with respect to the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

4.18     Absence of Certain Changes. Since December 31, 2007, (a) Seller has carried on and operated the Business in the ordinary course and (b) there has been no Material Adverse Effect and there has been no event, change, circumstance or effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.19	Environmental Matters.

(a)       Except as set forth in Schedule 4.19(a), Seller’s conduct of the Business is and has been in material compliance with all Environmental Laws and Seller has no Liability under Environmental Laws;

(b)       Except as set forth in Schedule 4.19(b), Seller possesses and is in material compliance with all Environmental Permits required under such Environmental Laws to operate the Business as it presently operates;

(c)       A true, correct and complete list of all such Environmental Permits is set forth in Schedule 4.19(c);

(d)       Except as set forth in Schedule 4.19(d), all such Environmental Permits are transferable and none requires consent, notification or other action to remain in full force and effect following the Closing;

(e)       Except as set forth in Schedule 4.19(e), there has been no Release of Hazardous Substances at, on, under or from the Real Property and there are no other facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date, that have or will result in Liability under Environmental Laws;

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(f)        Except as set forth in Schedule 4.19(f), Seller has not received any written communication from a third party, including a Governmental Authority, alleging that Seller’s conduct of the Business is in violation of or that Seller has Liability under any Environmental Laws, which allegation is not fully resolved;

(g)       Except as set forth in Schedule 4.19(g), Seller has not received any written notification alleging that it is liable for or requesting information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or a similar state statute, concerning any Release or threatened Release of Hazardous Substances at any location used in connection with the Business, which is not fully and finally resolved;

(h)       Except as set forth on Schedule 4.19(h), no authorization, notification, recording, filing, consent, waiting period, remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby;

(i)        Except as set forth on Schedule 4.19(i), none of the following is present at the Real Property: (i) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Substances; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; (vi) lead-based materials; or (vii) asbestos-containing materials;

(j)        Seller has furnished to Buyer true, correct and complete copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to Seller’s compliance with Environmental Laws in connection with the Business or the environmental condition of the Real Property or any other real property that Seller currently or formerly has owned, operated, or leased in connection with the Business. Any information that Seller has furnished to Buyer concerning the environmental condition of any real property, prior uses of the Real Property, or Seller’s compliance with Environmental Laws is accurate and complete; and

(k)       Except as set forth on Schedule 4.19(k), Seller has not arranged, by Contract, or otherwise, for the transportation, disposal or treatment of Hazardous Substances in connection with the Business at any location such that it is or could be liable for remediation of such location pursuant to Environmental Laws.

4.20     No Other Warranties. Except as otherwise stated in this Article 4, Seller makes no representations or warranties whatsoever with respect to the Business, the System or the Assets, and disclaims all implied warranties.

5.	Covenants.

5.1       Certain Affirmative Covenants of Seller. Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing Seller shall:

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(a)       operate the Business only in the usual, regular, and ordinary course and in accordance with past practices and, to the extent consistent with such operation, use its best efforts to (i) preserve the current business organization of the Business intact (including completing planned line extensions, placing conduit or cable in new developments and fulfilling installation requests, all consistent with past practice), (ii) continue normal marketing, advertising, and promotional expenditures with respect to the Business, and (iii) preserve any beneficial business relationships with all customers, suppliers and others having business dealings with Seller relating to the Business;

(b)       (i) maintain the Assets in good condition and repair in the ordinary course of its business consistent with past practice, ordinary wear excepted, (ii) maintain inventories of spare Equipment consistent with past practice; (iii) maintain in full force and effect the policies of insurance with respect to the Assets and the Business, in such amounts and with respect to such risks as are customarily maintained by operators of cable television systems of the size and in the geographic location of the Business, (iv) continue to implement its procedures for disconnecting and discontinuance of service to subscribers whose accounts are delinquent, in accordance with past practice, (v) maintain its existing business relationships related to the Assets with its customers, suppliers and others with whom it has a business relationship, (vi) preserve and protect the Assets and not incur any new material liabilities which could result in a claim against Seller or any Asset, and (vii) complete all maintenance obligations required with respect to the Assets in the ordinary course of business.

(c)       (i) duly comply with all applicable Legal Requirements; (ii) perform all of its obligations under all of the Acquired Contracts and Governmental Contracts without material breach or default and (iii) maintain its books, records, and accounts in the usual, regular, and ordinary manner on a basis consistent with past practices;

(d)       (i) give to Buyer, and its counsel, accountants, appraisers and other representatives, full access during normal business hours to the premises of Seller and the Business, the Real Property, all of the Assets, Seller’s books and records, and the personnel of the Business; (ii) furnish to Buyer and such representatives all such additional documents (certified by an officer of Seller, if requested), financial information, and other information as Buyer may from time to time reasonably request; and (iii) cause Seller’s accountants to permit Buyer and its accountants to examine the records and working papers pertaining to its audits and other reviews of the System Financial Information and Reports;

(e)       promptly notify Buyer of any circumstance, event, or action by Seller or otherwise (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller in this Agreement or in any Transaction Document not being true and correct when made or at Closing, and, with respect to clause (ii), use its best efforts to remedy the same;

(f)        within fifteen (15) days or sooner (if available) after the end of each fiscal month ending after the date hereof and prior to Closing, deliver to Buyer such monthly financial

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and operating reports for the Systems which shall include all information set forth in the System Financial Information and Reports;

(g)       promptly deliver to Buyer true and complete copies of all subscriber billing reports and subscriber billing account receivable aging reports and any reports with respect to the operation of the Business prepared by or for Seller at any time from the date of this Agreement until Closing, in each case as routinely provided to senior management of Seller, and any other similar materials which Buyer reasonably may request; and

(h)       promptly take all actions in order for the Systems to be in compliance with the Emergency Alert System standards issued pursuant to Title 47, Part 11, Subparts A-E of the Code of Federal Regulations, as may be amended or modified from time to time.

5.2       Certain Negative Covenants of Seller. Except as Buyer may otherwise consent in writing, or as contemplated by this Agreement, between the date of this Agreement and Closing Seller shall not:

(a)       itself, or permit any of its officers, directors, shareholders, agents or employees to, pay any of Seller’s subscriber accounts receivable (other than for service to their own residences) prior to Closing;

(b)       modify, terminate, renew, suspend, or abrogate any Acquired Contract or enter into any new Contract that would become an Acquired Contract, other than in the ordinary course of business;

(c)       modify, terminate, renew, suspend, or abrogate any Governmental Permit other than in the ordinary course of business;

(d)       enter into any transaction or permit the taking of any action that would result in any of the representations and warranties of Seller in this Agreement or in any Transaction Document not being true and correct when made or at Closing;

(e)       engage in any marketing, subscriber installation, or collection practices that are inconsistent with such practices of Seller for the periods covered by the System Financial Information and Reports;

(f)        enter into or amend any retransmission consent agreement other than in the ordinary course of business and after a reasonable period of good faith prior consultation with Buyer; provided, however, that no such new or amended retransmission consent agreement shall allow or provide for compensation (cash or otherwise) to a television station (or television station group) or other programming suppliers in an amount or manner different than any other cable television systems owned or operated by Seller or any Affiliate of Seller;

(g)       remove or permit to be removed from the Real Property any item or article defined as Personal Property hereunder except as may be necessary for operating the Business, repairs or for discarding worn out or useless items;

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(h)       transfer, convey or otherwise dispose of any of the Assets other than in the ordinary course of business;

(i)        take any action that would result in the creation of an Encumbrance on any of the Assets, other than Permitted Encumbrances;

(j)        engage in any marketing, subscriber installation or collection practices that are inconsistent with Seller’s past practices; or

(k)       implement any increases in the rates charged to any subscribers or give any notices to subscribers or local authorities concerning any changes in rates or programming or make any commitments regarding changes in or continuation of rates or programming, except as obligated by Legal Requirements.

5.3	Required Consents.

(a)       Seller and Buyer shall exercise diligent, reasonable efforts to obtain all Required Consents. Without limiting the generality of the foregoing, within 10 Business Days after the date of this Agreement, Seller and Buyer shall prepare and submit to (i) those Governmental Authorities whose consent is required for the transfer of cable television franchises included in the Assets FCC Forms 394 and such other materials as are required to request such consent, and (ii) the FCC all applications or other materials required to be filed in connection with the transfer of the Assets. Seller and Buyer shall thereafter prosecute all applications and filings with all reasonable diligence and shall use best efforts to obtain every required approval as expeditiously as possible and without any conditions except those that would normally be expected. Seller and Buyer shall share equally any filing or other fees payable to any Governmental Authority, or to a third party at the request of, or if required by, any Governmental Authority, in order to request or obtain any Required Consents. In the absence of a request or requirement of a Governmental Authority, Seller shall bear sole responsibility for satisfying all other fees payable to any third party in connection with any Required Consents.

(b)       Seller and Buyer acknowledge that they may be required to communicate with Governmental Authorities or other Persons regarding the Business or this Agreement before and after the Closing Date. Seller and Buyer each agree to consult with the other in advance of any material communication with Governmental Authorities or Persons regarding the Business or this Agreement and to cooperate with the other in connection with any resulting inquiry. Seller and Buyer each also agrees to forward to the other copies of all communications sent and received to and from Governmental Authorities or Persons regarding the Business or this Agreement. Seller and Buyer also agree to use best efforts to coordinate with each other and to respond promptly to any inquiry from a Governmental Authority regarding the Business or the transactions contemplated by this Agreement.

5.4       No Shopping. None of Seller, its shareholders or any agent or representative of any of them shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of Closing or the termination of this Agreement, directly or indirectly solicit or initiate the submission of proposals or offers from any Person for, participate in any

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discussions pertaining to, or furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of the Business or all or any portion of the Assets, and Seller shall promptly (and in any event within two days after receipt thereof) provide notice to Buyer of any such proposals or offers (whether oral or written).

5.5       Updated Schedules. Not less than five days prior to Closing, Seller shall deliver to Buyer revised copies of the Schedules to this Agreement which shall be been updated to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller’s representations and warranties and covenants in this Agreement, all references to the Schedules shall mean the version of the Schedules attached to this Agreement on the date of execution of this Agreement.

5.6	Confidentiality.

(a)       Any non-public information that Buyer may obtain from Seller in connection with this Agreement with respect to the System shall be deemed confidential and, unless and until Closing shall occur, Buyer shall not disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Seller; provided that (i) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from Seller), (ii) to the extent that Buyer may become compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed and (iii) Buyer’s Affiliates shall be permitted to make such disclosures as are necessary to comply with applicable law (including any requirements of the Securities and Exchange Commission). In the event of termination of this Agreement, Buyer shall use all reasonable efforts to cause to be delivered to Seller, and retain no copies of, any documents, work papers and other materials obtained by Buyer or on its behalf from Seller, whether so obtained before or after the execution hereof.

(b)       Any non-public information that Seller shall obtain from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates shall be deemed confidential, and Seller shall not disclose such information to any third party or use such information to the detriment of Buyer; provided, that (i) Seller may use and disclose any such information once it has been publicly disclosed (other than by Seller in breach of its obligations under this Section) or which rightfully has come into the possession of Seller (other than from Buyer), and (ii) to the extent that Seller may become compelled by Legal Requirements to disclose any of such information, Seller may disclose such information if it shall have used all reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Seller shall use all reasonable efforts to cause to be delivered to Buyer, and retain no copies of, any documents,

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work papers, and other materials obtained by Seller or on its behalf from Buyer, whether so obtained before or after the execution hereof.

(c)       Except as required by applicable Legal Requirements, neither Seller nor Buyer shall make any press release or public announcement or statement without the prior written consent and approval of the other. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements or statements, and any oral or written statements to Seller’s employees concerning this Agreement and the transactions contemplated hereby.

5.7	Employee Matters.

(a)       Seller shall pay to employees employed in the Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled to up to the date of the Closing and for any payments that are triggered as a result of the Closing (including any severance payments, if any). Seller shall not, without the prior written consent of Buyer, change the compensation or benefits of any employees of the Business, other than in the ordinary course of business consistent with past practice. Buyer may, but shall have no obligation to, offer employment to any of the current employees of Seller as Buyer may desire.

(b)       Seller shall be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Seller pursuant to the provisions of such plans. Buyer assumes neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Seller.

(c)       All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller or arising under any Legal Requirement affecting employees of Seller incurred on or before Closing, or resulting or arising from events or occurrences occurring or commencing on or prior to Closing, shall remain the responsibility of Seller, whether or not such employees are hired by Buyer after Closing. Buyer shall have and assume no obligation or liability under or in connection with any such plan and will assume no obligation with respect to any preexisting condition of any employee of Seller who is hired as an employee of Buyer.

(d)       Notwithstanding anything to the contrary in this Section 5.7, Buyer shall (i) permit Seller’s employees who become Buyer’s employees (the “Hired Employees”) and the Hired Employees’ dependents to participate in Buyer’s employee benefit plans (other than any defined benefit plans) to the same extent as Buyer’s similarly situated employees and their dependents; (ii) give each Hired Employee credit for his or her past service with the Seller for purposes of determining the amount of paid time off a Hired Employee is entitled to under Buyer’s paid time off policy; (iii) to the extent permitted under Buyer’s employee benefit plans, waive any waiting periods with respect to any of Buyer’s medical, dental or vision insurance employee benefit plans; and (iv) not subject any Hired Employee to any limitations on benefits

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for pre-existing conditions under its employee benefit plans, including any group health and disability plans.

(e)       Effective as of the Closing Date, Buyer shall assume responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA (the “COBRA Obligations”) and any state continuation coverage requirements with respect to the Hired Employees and their beneficiaries solely with respect to COBRA “qualifying events” that occur after a Seller employee becomes a Hired Employee. Except as provided in the immediately preceding sentence. Seller agrees that it shall retain responsibility for COBRA Obligations.

5.8       Title Insurance Commitments. Following the date of this Agreement, Buyer shall be entitled to obtain, at Buyer’s cost, commitments of title insurance (the “Title Commitments”) issued by a nationally-recognized title insurance company (the “Title Company”), and photocopies of all recorded items described as exceptions therein, committing to insure fee simple or leasehold title, as the case may be, in each parcel of the Real Property owned or leased by Seller, in Buyer. Buyer shall notify Seller within twenty (20) days of its receipt of each Title Commitment of any Encumbrance or other matter affecting fee simple or leasehold title to the parcel of Real Property which is the subject of such Title Commitment which, in the sole determination of Buyer, is not acceptable to Buyer and is not otherwise a Permitted Encumbrance (each a “Title Defect”). Within ten (10) days of its receipt of Buyer’s notice of Title Defects, Seller shall deliver to Buyer notice of Seller’s election either (a) that Seller will use its commercially reasonable efforts to cure each such Title Defect at or prior to Closing or (b) that Seller is unable or unwilling to cure each such Title Defect at or prior to Closing. If Seller elects pursuant to clause (a) above to use its commercially reasonable efforts to cure each Title Defect raised by Buyer, Seller shall use its commercially reasonable efforts to cure each such Title Defect at or prior to the Closing such that no Title Defect shall appear as an exception in the applicable Title Policy or Title Policies.

5.9       Use of Names and Logos. For a period of one hundred eighty days after Closing, Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Seller (the “Rights”) to the extent incorporated in or on the Assets, provided, that Buyer shall exercise commercially reasonable efforts to remove all such names, marks, logos, and similar proprietary rights from the Assets as soon as reasonably practicable following Closing; provided, however, that Buyer shall have no obligation to remove the “Rapid” name and derivations thereof from set-top boxes, identifying tags and other similar Assets until such Assets are replaced in the ordinary course of business, and Buyer shall be entitled to use the Rights until such replacement.

5.10     Cooperation as to Subscriber Reimbursements. If Seller is required, following the Closing, pursuant to any law, settlement or otherwise, to reimburse or provide in-kind or another form of consideration to any subscribers of the Systems in respect of any subscriber payments previously made by them, including fees for cable television service, late fees and similar payments, Buyer agrees that it shall make such reimbursement or provide such in-kind or other form of consideration through Buyer’s billing system, on terms specified by Seller, and Seller shall reimburse Buyer, at cost, for all such payments and other consideration made by Buyer following the Closing and for Buyer’s reasonable out-of-pocket expenses incurred in connection

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therewith. Such reimbursements, requirements and related expenses shall be reflected in the Preliminary Adjustments Report and Final Adjustments Report, to the extent then known. For any reimbursements, requirements or related expenses not reflected in the Final Adjustments Report, Seller shall reimburse Buyer within 30 days after receipt of a statement therefor. Buyer shall provide Seller with all information in Buyer’s possession that is reasonably required by Seller in connection with such reimbursement.

5.11     Bulk Sales. Buyer and Seller each waives compliance by the other with Legal Requirements relating to bulk sales applicable to the transactions contemplated hereby.

5.12	Tax Matters.

(a)       Seller and Buyer shall each be responsible for one-half (1/2) of all sales, use, transfer, and similar Taxes (“Transfer Taxes”) arising from or payable by reason of the transactions contemplated by this Agreement. Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes. Seller’s preparation of any such Tax Returns shall be subject to Buyer’s approval (which approval shall not be unreasonably withheld).

(b)       Personal property Taxes and real property Taxes related to the Business will be allocated between Buyer and Seller based on the number of days through the Closing Date (in the case of Seller) and the number of days after the day of Closing (in the case of Buyer) as a percentage of the total days in the applicable tax year. Buyer shall pay the real property taxes when billed and Seller, upon receipt of an invoice from Buyer and to the extent not allocated pursuant to Section 2.5(b), shall reimburse Buyer for the percentage of real property Taxes allocable to the period through the day of Closing.

5.13	Non-Compete; Non-Solicitation.

(a)       For a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, Seller shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of any cable television station or other multichannel video program distributor, whether in corporate, proprietorship or partnership form or otherwise, within the communities where the Systems are located (a “Restricted Business”); provided, however, that the restrictions contained in this Section 5.13 shall not restrict the acquisition by Seller, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b)       For a period from the Closing Date hereof to the third (3rd) anniversary of the Closing Date, Seller shall not, and shall cause their directors, officers and employees not to, (i) cause, solicit, induce or encourage any employees of the Shenandoah Telecommunications Company, Buyer or their Affiliates (collectively, the “Covered Businesses”), or any individual performing personal services as an independent contractor to the Covered Businesses, to leave such employment or (ii) hire, employ or otherwise engage any employees or independent contractors of the Covered Businesses; provided, however, it shall not be deemed to be a violation of this provision if Seller advertises for employment opportunities in newspapers, trade

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publications or other media that not targeted specifically at the employees of any of the Covered Businesses).

(c)       The covenants and undertakings contained in this Section 5.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.13 will cause irreparable injury to the Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.13 will be inadequate. Therefore, the Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.13 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.13 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity. The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.13 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

5.14     Shared Contracts. With respect to each of the Shared Contracts specified on Schedule 5.14 (each such agreement, a “System Shared Contract”), after the execution of this Agreement, Seller shall make all appropriate requests and shall use commercially reasonable efforts to assist in obtaining a replacement or separated contract for the benefit of Buyer with terms and conditions that are no less favorable than those offered by counterparty thereto to Seller in the System Shared Contract as of the date hereof (each, a “Replacement Contract”).

5.15 Access and Information. At all times from the date of this Agreement until the Closing, and except as determined in good faith to be appropriate to ensure compliance with any applicable Legal Requirements and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Seller shall permit Buyer and its representatives to have reasonable access, upon reasonable notice and during normal business hours, to Seller and all relevant properties (including for the purpose of conducting a Phase I environmental site assessment), offices and other facilities, personnel, books, records and documents (including to the extent necessary to create network drawings with respect to the Systems) of or relating primarily to the Business; provided, however, that Buyer shall not have access to Seller’s customer billing software but shall have full access to all billing data and related information. Seller acknowledges that reasonable access may include substantial on-site access to Seller’s books and records and facilities by Buyer’s employees and agents (including to the extent necessary for accounting reasons or for technical and related planning with respect to any upgrades or other enhancements of the Systems and the operations related thereto). Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have the right in its sole and absolute discretion to consent to the conduct of a Phase II environmental site assessment. In the event that (i) a qualified environmental consultant recommends to Buyer that it obtain a Phase II environmental site assessment, and (ii) Seller does not consent to the Phase II environmental site assessment, Buyer shall have the right to exclude any such Real Property from

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the Assets. In the event that such Real Property is the site of headend equipment, Seller shall have the right, in its sole discretion, to relocate the headend equipment to an alternative site reasonably acceptable to Buyer.

5.16     Environmental. Buyer may elect in writing to obtain, and thereafter obtain at its sole expense, Phase I environmental audit reports (the “Phase I Reports”) regarding the owned Real Property, and the leased Real Property. Buyer shall provide copies of the Phase I Reports to Seller promptly after such Phase I Reports are completed. With respect to any site access in connection with Buyer obtaining Phase I Reports: (a) Buyer shall be solely responsible for all costs and expenses of the performance of its investigations, including the cost of restoring the Real Property to substantially the same condition that existed prior to the investigation; (b) Buyer shall provide Seller with reasonable advance written notice of the date(s) on which Buyer desires access to the Real Property; (c) Seller shall be entitled to have a representative present while Buyer and its consultants are present on the Real Property; (d) such access shall not unreasonably interfere with Seller’s operation of the Real Property; (e) Buyer shall provide Seller with evidence of appropriate insurance; and (f) Buyer shall indemnify and hold harmless Seller against any and all liability for injury or damage as a result of Buyer or Buyer’s representatives preparing the Phase I Reports.

5.17     Estoppel Certificates. To the extent requested by Buyer, Seller shall request an estoppel certificate in a form reasonably satisfactory to Buyer from the lessors of the leased Real Property in which any Seller is a lessee.

5.18     Digital Upgrade Cooperation. Seller shall cooperate with Buyer to ensure that Buyer is able to complete the digital broadcast transition scheduled to occur in February 2009; provided, however,that Buyer shall be responsible for all third-party costs and expenses (including the actual cost of employee overtime but solely with respect to overtime work specifically authorized by Buyer for activities outside of the normal job responsibilities of Seller’s employees) for any work that Seller agrees to undertake on behalf of Buyer in connection with the digital broadcast transition. If Closing does not occur, Seller shall reimburse Buyer for any out of pocket expenditures actually incurred by Buyer with respect to any such work.

5.19     Transition Planning. At all times from the date of this Agreement until the Closing, subject to applicable confidentiality protections and consistent with applicable Legal Requirements, the Seller shall assist Buyer on transition and integration planning as reasonably requested by Buyer in order to facilitate the transition of the Systems from the ownership of the Seller to the ownership of the Buyer, including such access as necessary with respect to billing, customer care, technical support and other similar back office functions relating to the Systems;provided, however, that Buyer shall not have access to Seller’s customer billing software but shall have full access to all billing data and related information.

6.	Conditions Precedent.

6.1       Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

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(a)       Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and accurate in all material respects (except for those representations and warranties that are qualified as to materiality, which shall be true and accurate in all respects) as of the date hereof and as of Closing (unless an earlier date is specified) with the same effect as if made at and as of Closing.

(b)       Performance Of Agreements. Seller shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)       Officer’s Certificate. Buyer shall have received a certificate executed by the managers of RCL and RAC, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in Sections 6.1(a) and (b) have been satisfied.

(d)       Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement and there shall be no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

(e)       Required Consents. Buyer shall have received evidence, in form and substance satisfactory to it, that there have been obtained the following Required Consents:

(i)        Required Consents, in each case in form and substance reasonably satisfactory to Buyer (provided that Buyer shall not require terms and conditions any more favorable than those to which Seller is currently subject), for the transfer of franchises included in the Assets, that represent, together with (A) all such franchises included in the Assets for which assignment Buyer requires no consent or approval of the relevant franchising authorities, and (B) all such franchises included in the Assets for which the Required Consent is deemed to have been received in accordance with Section 617 of the Communications Act, in the aggregate, not less than 90 percent of the RGUs of the Systems as of the Closing Date (or some other date mutually agreed to by the parties); and

(ii)       those other Required Consents that are indicated with an asterisk on Schedule 4.3.

(f)        No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

(g)       Inventory and Spare Parts. The Assets shall include sufficient inventory and spare parts to operate the Business for 30 days after Closing as evidenced by a certificate of Seller and such supporting documentation as Buyer may reasonably request.

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(h)       Title Policies. Title Company shall have issued to Buyer, or shall be unconditionally committed to issue to Buyer, the Title Policies, subject only to the Permitted Encumbrances.

(i)        Replacement Contracts. Buyer shall have obtained the Replacement Contracts marked with an asterisk on Schedule 5.14, in form and substance reasonably satisfactory to Buyer.

(j)        Dissolution; Bankruptcy; Liquidation. No event shall have occurred pursuant to which Seller or any of its Affiliates: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency, bankruptcy, the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; (iv) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (v) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vi) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (vii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(k)       Subscribers. The Business shall have, as of the Closing Date, at least 15,000 RGUs as evidenced by a certificate of Seller and such supporting documentation as Buyer may reasonably request.

(l)        Releases. Seller shall have delivered all instruments and documents necessary to release any and all Encumbrances (other than Permitted Encumbrances) on the Assets, including appropriate UCC financing statement amendments (termination statements).

(m)      Closing Deliveries. Seller shall have made the deliveries set forth in Section 7.2.

6.2       Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:

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(a)       Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and accurate in all material respects (except for those representations and warranties that are qualified as to materiality, which shall be true and accurate in all respects) as of the date hereof and as of Closing (unless an earlier date is specified) with the same effect as if made at and as of Closing.

(b)       Performance of Agreements. Buyer shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c)       Officer’s Certificate. Seller shall have received a certificate executed by an executive officer of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller, certifying that the conditions specified in Sections 6.2(a) and (b) have been satisfied.

(d)       Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement and there shall be no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

(e)       Closing Deliveries. Buyer shall have made the Closing Deliveries set forth in Section 7.3.

7.	Closing.

7.1       Closing; Time and Place. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place on the fifteenth Business Day after all conditions described in Section 6.1 and 6.2 have been satisfied or waived, at a time and location mutually determined by Seller and Buyer; provided, however, in the event that the Closing would otherwise occur on a date between December 15, 2008 and December 31, 2008, Buyer shall have the right by written notice to delay the Closing for an additional fifteen (15) Business Day period from the date the Closing otherwise would occur.

7.2       Seller’s Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)       Bill of Sale and Assignment. An executed Bill of Sale and Assignment in the form of Exhibit 7.2(a).

(b)       Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the states in which such vehicles are titled.

(c)       FIRPTA Affidavit. An affidavit of Seller, under penalty of perjury, that Seller is not a “foreign person” (as defined in the Foreign Investment in Real Property Tax Act

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and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act, in the form attached as Exhibit 7.2(c).

(d)	Officer’s Certificate. The certificate described in Section 6.1(c).

(e)       Evidence of Limited Liability Company Actions. Certified limited liability company resolutions, or other evidence reasonably satisfactory to Buyer, that Seller has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(f)        Deeds. Special warranty deeds conveying to Buyer, subject only to the exceptions reflected on the Title Policies or the Title Commitments, each parcel of the Real Property owned in fee by Seller.

(g)       Lease Assignments. Recordable assignments of each of the leases of Real Property leased by Seller, in the form attached as Exhibit 7.2(g).

(h)	Escrow Agreement. The Escrow Agreement.

(i)        Corporate Opinion. A legal opinion of Perkins Coie LLP, corporate counsel to Seller, in the form attached hereto as Exhibit 7.2(i).

(j)        FCC Opinion. A legal opinion of Wiley Rein LLP, FCC counsel to Seller, in the form attached hereto as Exhibit 7.2(j).

(k)       Title Policies. The Title Policies (or pro forma title policies for which the Title Company is unconditionally obligated to issue Title Policies) described in Section 5.8.

(l)        Transition Services Agreement. An executed Transition Services Agreement in the form attached hereto as Exhibit 7.2(l) (the “Transition Services Agreement”).

(m)      Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

7.3       Buyer’s Obligations. At Closing, except as otherwise provided below, Buyer shall deliver or cause to be delivered to Seller (except as provided below) the following:

(a)	Closing Cash Payment. The Closing Cash Payment.
(b)	Escrow Deposit. To the Escrow Agent, the Escrow Amount.

(c)       Assumption Agreement. An Assumption Agreement in the form attached as Exhibit 7.3(c), executed by Buyer.

(d)	Officer’s Certificate. The certificate described in Section 6.2(c).

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(e)       Evidence of Corporate Actions. Certified resolutions of the Buyer, or other evidence reasonably satisfactory to Seller that Buyer has taken all corporate action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(f)	Escrow Agreement. The Escrow Agreement.
(g)	Transition Services Agreement. The Transition Services Agreement.

(h)       Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

8.	Certain Post-Closing Matters and Covenants.

8.1       Lack of Consent for Transfer of Franchises. If, notwithstanding satisfaction or waiver of the conditions stated in Sections 6.1 and 6.2, as of Closing any franchising authority has not consented to the transfer to Buyer of a cable television franchise or a Judgment has been entered enjoining or disapproving the transfer of such cable television franchise to Buyer, such cable television franchise shall be excluded from the Assets conveyed at Closing. Closing shall occur with respect to all other Assets, and Buyer shall pay the full Purchase Price in accordance with this Agreement. In such case, at Closing, Seller and Buyer shall execute and deliver a Management Agreement in the form attached hereto as Exhibit 8.1 (the “Management Agreement”), pursuant to which Buyer shall manage the applicable System (or portion thereof) and Seller’s performance under the applicable cable television franchise, subject to the following: (a) Buyer shall bear all expenses relating to such cable television franchise and the area served by such cable television franchise and the operation thereof, and shall receive all revenues resulting from such area as its management fee; and (b) such management shall continue with respect to any such cable television franchise and the area served under such cable television franchise until the earlier of (i) revocation of such cable television franchise in an action from which no further appeal may be taken, as a result of the transactions described in this Section 8.1; (ii) the entry by a court of an order terminating such cable television franchise; (iii) 120 days after the Closing Date; and (iv) the date on which the applicable franchising authority consents to the transfer of such cable television franchise to Buyer (the “Management Period”). Upon the termination of the Management Period, Seller shall assign and transfer to Buyer the cable television franchise by instruments in form and substance identical to those by which Assets shall have been transferred and assigned to Buyer at Closing, and the Management Agreement shall terminate.

9.	Termination and Default.

9.1       Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)	at any time, by the mutual agreement of the Buyer and Seller;

(b)       by either Buyer or Seller, at any time, if the other is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement, or if any

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of its representations in this Agreement are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, after written notice of, and failure to cure within thirty (30) days, such breach, default or failure to be true and accurate;

(c)       by either Buyer or Seller upon written notice to the other, if any of the conditions to its obligations set forth in Sections 6.1 and 6.2, respectively, shall not have been satisfied on or beforethe date that is two hundred ten (210) days after the date of this Agreement (the “Outside Closing Date”), for any reason other than a material breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

(d)       automatically and without further action by any party on the date that is two hundred forty (240) days after the date hereof (the “Automatic Outside Date”); provided, however, that on or prior to such date, Buyer may elect by written notice to Seller to extend the Automatic Outside Date, in its sole discretion, provided that Buyer is not in material breach of any of its obligations hereunder.

9.2	Effect of Termination.

(a)       If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6, this Section 9.2 and Article 11. Except as set forth in Sections 9.2(b), 9.2(c) and 11.15, termination of this Agreement pursuant to Section 9.1 shall not limit or impair any remedies that either Seller or Buyer may have with respect to a breach or default by the other of its representations, warranties, covenants, agreements or obligations under this Agreement.

(b)       If this Agreement is terminated by Seller as a result of any material breach or default by Buyer pursuant to Section 9.1(b), Seller shall be entitled to retain the Earnest Money Deposit as liquidated damages (the “Liquidated Damages”), and not as a penalty, and the Liquidated Damages shall be Seller’s sole and exclusive remedy at law or in equity for any breach or failure to perform by Buyer of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement prior to Closing and such Liquidated Damages shall be in lieu of any other remedies at law or in equity to which the Sellers or its Affiliates might otherwise be entitled. If this Agreement otherwise is terminated, Seller shall take all actions necessary to cause the Deposit Escrow Agent to deliver the Deposit Escrow Fund to Buyer, including executing joint written instructions instructing the Deposit Escrow Agent to take such action.

(c)       Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, it is understood and agreed by the parties hereto that:

(i)        Seller’s sole and exclusive remedy for any breach of this Agreement by Buyer at or prior to the Closing, including any failure of, or refusal by, Buyer to

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pay the Purchase Price for any reason whatsoever, shall be to terminate this Agreement pursuant to Section 9.1(b), and to seek Liquidated Damages as provided for in Section 9.2(b);

(ii)       none of Seller or its Affiliates shall pursue any other remedies or actions, at law or in equity, and hereby waive any and all other remedies against Buyer (and its Affiliates) in respect thereof; and

(iii)      no Affiliates of Buyer, and none of Buyer’s or its Affiliates’ respective former, current or future stockholders, managers, members, directors, officers, affiliates or agents shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

10.	Indemnification.

10.1     Indemnification by Seller. From and after Closing, each Seller jointly and severally shall indemnify and hold harmless Buyer, its affiliates, officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

(a)       any representations and warranties made by Seller in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

(b)       any failure by Seller to perform any of its covenants, agreements, or obligations in this Agreement;

(c)       all liabilities and obligations of Seller that are not Assumed Liabilities, including the Excluded Liabilities; and

(d)	any matter set forth on Schedule 10.1(d).

10.2     Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller, its affiliates, officers and directors, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

(a)       any representations and warranties made by Buyer in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

(b)       any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement; or

(c)	the Assumed Liabilities.

10.3     Procedure for Indemnified Third Party Claim. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 10.1 or 10.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought

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pursuant hereto (the “Indemnitor”) and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced by such failure. In case any Litigation shall be brought against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and, at its option, to assume the defense thereof with counsel satisfactory to the Indemnitee, at the Indemnitor’s sole expense. If the Indemnitor shall assume the defense of any Litigation, it shall not settle the Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to the such Litigation.

10.4     Survival. The representations and warranties of Buyer and Seller in this Agreement shall survive Closing for a period of fifteen months (the “General Survival Period”); provided, that, the representations and warranties of Seller set forth in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority), Section 4.4 (Assets; Title), Section 4.18 (Taxes) and Section 4.20 (Environmental Matters) (such representations, the “Special Representations”), which shall survive Closing until the close of the ninetieth day following the expiration of the applicable statute of limitations (the “Special Representation Survival Period”). Neither Seller nor Buyer shall have any liability under Sections 10.1(a)or 10.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by the party seeking indemnification thereunder by written notice to the party from whom indemnification is sought during the General Survival Period or the Special Representation Survival Period, as applicable.

10.5     Determination of Indemnification Amounts and Related Matters. Seller shall have no liability under Section 10.1(a), (i) unless and until the aggregate amount of Losses otherwise subject to its indemnification obligations under such Section exceed $300,000 (the “Basket Amount”), upon which Seller shall be obligated to indemnify for all such Losses, from and including the first dollar thereof; and(ii) to the extent that the aggregate amount of all such Losses subject to its indemnification obligations under Section 10.1(a) exceeds an amount equal to twenty percent (20%) of the Purchase Price (the “Cap”); provided, however, that breaches of the Special Representations shall not be subject to the Basket Amount or the Cap.

10.6     Materiality. The parties acknowledge and agree that solely for purposes of calculating the amount of Losses caused by the breach of a representation, warranty or covenant, all “Material Adverse Effect” and “material” qualifications contained in the representations, warranties and covenants shall be disregarded.

10.7     Escrow Amount. If and to the extent that any Person is entitled to indemnification pursuant to Section 10.1, it shall first be required to seek such indemnification by making a claim upon the Escrow Agent for a portion of the funds held pursuant to the Escrow Agreement in accordance therewith. The existence and amount of the Escrow Amount shall not limit Seller’s indemnification obligations under Article 10.

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11.	Miscellaneous Provisions.

11.1     Expenses. Except as otherwise specifically provided in this Agreement, each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

11.2     Brokerage. Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

11.3     Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.4     Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any Transaction Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

To Buyer:

c/o Shenandoah Telecommunications Company

500 Shentel Way

P.O. Box 459

Edinburg, VA 22824

Facsimile: (540) 984-8192

Attention: General Counsel

Copies (which shall not constitute notice):

Hogan & Hartson, LLP

8300 Greensboro Drive

Suite 1100

McLean, VA 22102

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Facsimile: (703) 610-6200

Attention:	Richard T. Horan, Jr.
Alexander D. Cobey

To Seller:

c/o Rapid Communications LLC

9200 W. Cross Drive, Suite 600

Littleton, Colorado 80123

Attention:	Thomas G. Semptimphelter
Facsimile:	(303) 697-2217

Copies (which shall not constitute notice):

Perkins Coie LLP

1899 Wynkoop Street, Suite 700

Denver, Colorado 80202

Attention:	Bruce D. Stocks
Facsimile:	(303) 291-2400

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

11.5     Entire Agreement; Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

11.6     Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other; provided, however, that Buyer may assign this Agreement or assign or delegate any portion of its rights and obligations hereunder to any Affiliate; provided, further, that no such assignment shall relieve Buyer of Buyer’s obligations hereunder.

11.7     Headings, Schedules, and Exhibits. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference. Any item that could be deemed to be properly disclosable on more than one Schedule to this Agreement shall be deemed to be properly

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disclosed on all such Schedules if it is disclosed in reasonable detailed on any Schedule to the Agreement.

11.8     Facsimile Signature; Counterparts. This Agreement may be executed by facsimile in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

11.9     Governing Law. The validity, performance, and enforcement of this agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of law of such state.

11.10	Dispute Resolution.

(a)       To resolve any disputes, controversies and/or claims between the parties arising out of or in connection with Section 10 of this Agreement (each, a “Dispute”), Buyer or Seller must first provide notice to the other, specifying in as much detail as possible, the source or reason for the dispute, the amount of claimed damages, if any, and the resolution proposed by the notifying party.  The receiving party shall respond in writing to any such notice within seven (7) Business Days after receipt.  The receiving party may include in its reply a detailed description of any disputes it would like to resolve and the proposed resolutions.  The first notifying party shall respond within seven (7) Business Days.  If the dispute is not then resolved, there shall follow within seven (7) Business Days of the last written response an in person meeting (the “Meeting”) between at least one (1) senior representative of each party who is authorized to fully and finally resolve the Dispute.  The purpose of the Meeting shall be to discuss and negotiate in good faith the complete resolution of any outstanding dispute.  The date and time of the Meeting shall be mutually agreed (within the stated period), and the location of the Meeting shall, within reason, be chosen by the party responding to the first notice; provided, that the location chosen shall not be at the office of Buyer or Seller.  Each party shall bear its own costs (including travel expenses) incident to the Meeting.

(b)       If, after such Meeting as described in Section 11.10(a), the Dispute shall have not been resolved in its entirety, the Dispute shall be finally settled and resolved by arbitration (“Arbitration”) in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS (“JAMS Rules”) in effect as of the date that a Dispute is submitted to JAMS, except as those rules may be modified herein or by mutual agreement of the parties. JAMS shall select one arbitrator in accordance with the JAMS Rules to hear the Dispute (the “Arbitrator”), and the Arbitrator shall be required to apply the substantive law of the Commonwealth of Virginia in ruling upon any Dispute.

(c)       (i)        The parties shall have the opportunity to exchange requests for production of documents. The parties will follow the procedures established by the JAMS Rules for the exchange of information, as well as any additional procedural rules established by the Arbitrator.

(ii)	At any Arbitration hearing of oral evidence, each party to the

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Arbitration or its legal counsel shall have the right to present and examine its witnesses and to cross-examine the witnesses of the other party. No evidence of any party witness shall be presented in written form unless the other party shall have the opportunity to cross-examine such witness, except as the parties to the Arbitration otherwise agree in writing. Notwithstanding the JAMS Rules, a party shall provide a list to the Arbitrator and the opposing party of the names and addresses of each witness whose written or spoken testimony it intends to present in the Arbitration, and the subject matters upon which they will testify within a reasonable period prior to the date of the hearing at which such witness may testify.

(iii)      The procedural rules specified in this Section and the JAMS Rules shall be the sole procedures for the resolution of Disputes and/or with regard to the conduct of any Arbitration or the taking of evidence therein. Wherever the procedures of this Section and the JAMS Rules are in conflict, the procedures of this Section shall govern and apply.

(d)       Although the procedural rules specified in this Section and the JAMS Rules shall be the sole procedures for the resolution of Disputes, any party may seek a preliminary injunction or other preliminary judicial relief before any court of competent jurisdiction if in its reasonable, good-faith judgment such action is necessary to avoid irreparable damage. Despite such action, the parties shall continue to participate in good faith in the procedures specified in this Section. Notwithstanding the foregoing, the parties acknowledge and agree Buyer’s right to seek specific performance in the state and federal courts of the Commonwealth of Virginia pursuant to Section 11.14 of this Agreement to enforce Buyer’s right with respect to Seller’s pre-Closing obligations is not a “Dispute” to which this Section 11.10 applies and Buyer shall not be required to resort to the procedures set forth in this Section 11.10 in connection therewith.

(e)       The parties agree and understand that every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential. Neither the parties nor the Arbitrator shall release the contents or results of the Arbitration to the public, except as mandated by applicable law. Before making such information public, the interested party shall notify the other in writing and shall afford them a reasonable opportunity to protect their interests if they deem it necessary.

(f)        If the Dispute involves or relates to any person or entity who is not a party to this Agreement or is the parent, subsidiary or Affiliate of one of the parties (“Third Party”) and such Dispute (i) raises issues of fact or law which are substantially similar to, or connected with, issues raised in any Dispute; or (ii) arises out of facts which are substantially similar to, or connected with, facts which are the subject of any Dispute or difference between the parties; or (iii) the inclusion of such Third Party is necessary if complete relief is to be afforded among those who are already parties to the Arbitration, then either party may include such Third Party as a party to the Arbitration, whether before or after the commencement of the Arbitration, to the extent not specifically prohibited by law or the JAMS Rules.

11.11   WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT,

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ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

11.12   Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

11.13   Third Parties; Joint Ventures. Except as set forth in Article X, this Agreement constitutes an agreement solely among the parties hereto, and is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including any employee or former employee of Seller) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

11.14   Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. The term “including,” as used herein, shall mean “including, without limitation.”

11.15   Specific Performance. Seller acknowledges that irreparable damages would occur if any of the provisions of this Agreement related to Seller’s pre-Closing obligations were not performed by Seller in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained herein, Buyer shall be entitled to an injunction or injunctions to prevent breaches by Seller of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which Buyer is entitled at law or in equity. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law and the requirement that Buyer post a bond. Any action between Buyer and Seller with respect to such matters shall be brought and maintained only in the state or U.S. Federal courts in the Commonwealth of Virginia, and Buyer and Seller each waives any right to object to any such court as an inconvenient or improper forum. The parties acknowledge and agree that neither Seller nor any of its Affiliates shall have the right to specific performance, injunctive or equitable relief against Buyer or any Affiliate of Buyer.

11.16   Disclaimer of Warranties. Except as stated in Article 4 of this Agreement, Seller hereby expressly disclaims any and all warranties or representations made to the Buyer, whether relating to the condition, the operation, the adequacy or otherwise of the Assets. IN THAT CONNECTION, EXCEPT AS STATED IN ARTICLE 4 OF THIS AGREEMENT, BUYER HEREBY AGREES THAT IT WILL ACCEPT THE ASSETS “AS IS” AND “WHERE IS.” EXCEPT AS SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER ORAL OR WRITTEN, OR EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR THE CONDITION OF THE

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ASSETS OR THE FITNESS OR SUITABILITY THEREOF FOR ANY PARTICULAR OR GENERAL USE OR PURPOSE.

[SIGNATURE PAGE FOLLOWS]

Buyer and Seller have executed this Asset Purchase Agreement as of the date first written above.

BUYER

SHENTEL CABLE COMPANY

By:
Name: Christopher E. French
Title: President and CEO

SELLER

RAPID COMMUNICATIONS LLC

By: TS Communications Management, LLC,

its Manager

By: TS Communications, Inc.

its Manager
By:

Name: Thomas Semptimphelter

Title: President

RAPID ACQUISITION CO., LLC

By:

Name: Thomas G. Semptimphelter

Title: Chief Executive Officer

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